Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Marshall Murphy
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	MMurphy@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS SECOND QUARTER 2008 RESULTS

ARLINGTON, VA – August 6, 2008 – MCG Capital Corporation (Nasdaq: MCGC) announced today its results for the quarter ended June 30, 2008. MCG will host an investment community conference call at 10:00 a.m. Eastern Time on Thursday, August 7, 2008.

FINANCIAL RESULTS

	Three months ended June 30,		% change	Six months ended June 30,		% change
(dollars in millions except per share amounts)	2007	2008		2007	2008
Revenue	$50.2	$31.1	- 38%	$90.3	$74.1	- 18%

Distributable net operating income (DNOI) (c)	$30.5	$14.8	- 51%	$53.5	$37.8	- 29%

Net operating income (NOI)	$28.5	$13.0	- 54%	$48.5	$34.2	- 29%

Net income (loss)	$38.0	$(69.5)	NM (b)	$68.5	$(67.0)	NM	(b)

DNOI/share (a) (c)	$0.48	$0.20	- 58%	$0.86	$0.54	- 37%

NOI/share(a)	$0.45	$0.18	- 60%	$0.78	$0.49	- 37%

EPS (a)	$0.60	$(0.96)	NM (b)	$1.10	$(0.96)	NM	(b)%

Dividends/share	$0.44	$0.27	- 39%	$0.88	$0.71	-19%

Gross originations and advances	$191.3	$40.5	- 79%	$369.2	$77.7	- 79%

Total investment portfolio at fair value at June 30				$1,463.2	$1,431.1	- 2%

Net increase (decrease) in investment portfolio				$215.1	$(114.0)

(a)

In accordance with SFAS 128—Earnings per Share, or SFAS 128, for the purposes of computing the basic and diluted number of shares, we adjusted the number of common shares outstanding prior to April 29, 2008 by a factor of 1.052% to reflect the impact of a bonus element associated with our rights offering to acquire shares of common stock issued to stockholders on April 29, 2008 (the date that the common stock was issued in conjunction with the stockholders’ rights offering).

(b)	NM = Not Meaningful.
(c)	See Selected Financial Data herein for a reconciliation of this non-GAAP measure.

DIVIDENDS

MCG announced today that it has met its estimated distribution requirements as a regulated investment company for 2008 and does not expect to make additional distributions during 2008. The Company currently expects to resume making distributions in 2009.

CONFERENCE CALL/WEBCAST/REPLAY

MCG will host an investment community conference call on Thursday, August 7th at 10:00 a.m. Eastern Time. Slides and financial information reviewed in the investor conference call will be available on MCG’s website at http://www.mcgcapital.com prior to the call.

Conference Call:	Thursday, August 7, 2008 at 10:00 a.m. Eastern Time
Dial-in Number:	(877) 591-4951 or (719) 325-4891 for international callers (no access code required)
Live Webcast /Replay:	http://investor.mcgcapital.com
Call Replay:	(888) 203-1112 or (719) 457-0820 for international callers – replay pass code #3170403, through August 22, 2008.

MCG Capital Corporation

August 6, 2008

BUSINESS UPDATE

For the quarter ended June 30, 2008, we reported a net loss of $0.96 per share, compared with net income of $0.04 per share in the quarter ended March 31, 2008. This decrease primarily resulted from the recognition of $82.4 million of net unrealized losses on our investment portfolio. Our revenue for the current quarter was $31.1 million, which represents a 38% decrease from the same quarter last year. Net operating income decreased 54% to $13.0 million. The decrease in our revenues and net operating income reflects the fact that we are no longer accruing dividends on one of our portfolio investments and that we are experiencing a decrease in fee income due to lower originations, as well as the fact that we had high levels of fee and dividend income related to an asset sale during the second quarter of fiscal 2007.

The current capital market environment continues to be extremely challenging, creating pressure on access to both debt and equity capital. Our 2008 business plan assumed that we would be able to monetize several equity investments. While we have been able to accomplish some capital market initiatives, they were completed with lower than expected proceeds and at higher than expected costs. Further, asset monetizations have been impacted by current economic conditions. Therefore, we are building our plans around the assumption that we will not access the capital markets for the balance of 2008 and into 2009 and potential monetizations will be reduced significantly.

We are implementing a number of actions to strengthen our capital base, including suspending dividend payments for the remainder of 2008, reducing our headcount by 27%, eliminating bonus compensation for our senior executive team in 2008, and reducing other incentive compensation and other general and administrative expenses. The following discussion provides a summary of actions we are taking to strengthen our capital base and additional details about our financial and operating results during the quarter ended June 30, 2008. We believe that these actions, along with our existing capital resources, will provide us with sufficient liquidity for our operations for the foreseeable future.

Stockholder Distributions

We have met our estimated distribution requirements as a regulated investment company for 2008 and do not expect to make additional distributions to our stockholders during 2008. Currently, we do not expect to realize significant gains or to consummate transactions during the second half of fiscal 2008 that would require us to make additional distributions during the second half of fiscal 2008. The suspension of dividends for the remainder of fiscal 2008 will preserve approximately $40 million of capital relative to July 30, 2008 distribution levels. We anticipate that this capital will be reinvested in our business and provide enhanced liquidity. Currently, we expect to resume making distributions in 2009.

Corporate Restructuring

We are restructuring our business in response to changes in the capital markets. On August 6, 2008, our board of directors approved a plan to reduce our workforce by 27%, including 19 current employees and 9 vacancies. After effecting the plan, our headcount is 74 employees. The workforce reduction focuses primarily on sizing the organization at a level appropriate for our expected near-term objectives. Affected employees are eligible for a severance package that includes severance pay, continuation of benefits and, for employees who have been awarded restricted stock, additional lapsing of restrictions associated with restricted stock awards.

We estimate that the aggregate charges associated with the plan will be approximately $1.25 million to $2.25 million, most of which will be incurred during the remainder of fiscal 2008. We expect these charges to consist of approximately $1.0 million for severance pay and other related obligations and a range of approximately $0.25 million to $1.25 million for lease costs and associated obligations related to our office space and other miscellaneous costs. We expect these actions, when combined with the elimination of bonus compensation for our senior executive team, a reduction in incentive compensation for the balance of the staff and other planned reductions in our general and administrative expense, will result in approximately $12.0 million to $14.0 million of savings through December 31, 2009.

MCG Capital Corporation

August 6, 2008

2008 Retention Program

On August 6, 2008, our board of directors approved the MCG Capital Corporation Retention Program, or the Retention Program, for the benefit of our employees, including one of our named executive officers. Our senior executive team is not participating in the Retention Program. We designed the Retention Program to provide eligible employees with certain incentives related to their past service and continuing employment with MCG. The Retention Program consists of an aggregate of $3.35 million in cash and up to 735,000 shares of restricted common stock.

Under the Retention Program, we will award a cash bonus to eligible employees, representing a specified percentage of each eligible employee’s respective annual cash bonus target for the fiscal year ending December 31, 2008. We will pay the incentive bonus to eligible employees in three substantially equal installments each on March 31, 2009, June 30, 2009 and September 30, 2009, subject to continued employment with MCG. Certain employees may also receive shares of restricted common stock under the MCG Capital Corporation 2006 Employee Restricted Stock Plan, as amended. The forfeiture provisions with respect to 100% of the shares of restricted common stock subject to each retention stock award will lapse on March 31, 2011.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2008, our cash and cash equivalents totaled $17.0 million. As of June 30, 2008, we had borrowings of $693.0 million under various debt facilities, including $44.7 million of borrowings that mature within one year. As of August 6, 2008, we had borrowings of $664.0 million, of which $8.0 million matures within one year. As a business development company, or BDC, we are required to meet a coverage ratio of total net assets to total borrowings and other senior securities of at least 200%, which may affect our ability to incur additional debt. As of June 30, 2008, our ratio of total net assets to total borrowings and other senior securities was 210%. Based on our balances of total assets, total borrowings and other securities as of August 6, 2008, we would be able to incur approximately $100.0 million of additional borrowings pursuant to our asset coverage ratio requirements.

In April 2008, we increased our commitment to fund up to $65 million in Solutions Capital I, a wholly owned SBIC subsidiary, which increased the potential borrowing capacity from $100.0 million to $130.0 million, subject to meeting SBA requirements, that can be used to provide debt and equity capital to qualifying small businesses. At the present time, $20.0 million of such borrowing capacity of Solutions Capital I has been approved by the SBA and the remainder is expected to become available to us upon approval by the SBA and subject to compliance with the SBA’s customary procedures. We may only use the borrowings from the SBA to fund new originations.

On May 1, 2008, SunTrust Bank provided the annual renewal of its liquidity facility that supports our $250.0 million Commercial Loan Funding Trust facility, as required annually. We entered into an agreement, effective May 30, 2008 for an unsecured revolving line of credit facility with a $70.0 million commitment, to replace, in part, a revolving unsecured credit facility that we repaid in May 2008. The new $70.0 million facility is scheduled to mature in May 2009.

As of June 30, 2008, we had $23.2 million outstanding under our 2006-2 warehouse facility with Merrill Lynch Capital Corporation. Previously, this facility, which we had intended to repay with a placement of debt in the CLO market, was scheduled to expire on February 29, 2008. Due to the severe dislocation that occurred in the CLO market, we determined that a CLO transaction was not possible in the near term. On February 12, 2008, we amended this facility to extend the maturity to August 31, 2008. Under the terms of the amendment, we were required to reduce the amount outstanding under this facility to not more than $82.5 million at April 21, 2008, not more than $55.0 million at May 31, 2008, and not more than $27.5 million outstanding at July 21, 2008, with the balance due on August 31, 2008. We met our repayment obligations under this facility by transferring the assets in this facility to other existing facilities. On August 4, 2008, we repaid all outstanding balances and terminated this warehouse credit facility.

Previously, we disclosed that we had term sheets with an existing lender for a new revolving warehouse facility and were in discussions with a new lender for a revolving warehouse facility. If these facilities had been consummated, they would have provided $350.0 million of additional borrowing capacity. In both instances, the banks were unable to complete the transactions due to worsening market conditions. We anticipate that asset originations for the remainder of 2008 will be minimal.

MCG Capital Corporation

August 6, 2008

During April 2008, we completed a rights offering which resulted in the issuance of 9,500,000 shares of common stock, and we received $57.7 million of proceeds.

PORTFOLIO ACTIVITY

The fair value of our investment portfolio totaled $1.431 billion at June 30, 2008, as compared to $1.512 billion at March 31, 2008. During the second quarter of 2008, we originated investments of $16.6 million in two portfolio companies and made advances of $23.9 million to existing portfolio companies. The originations of $16.6 million included $2.6 million of senior debt and $14.0 million of secured subordinated debt. Gross payments, reductions and sales of securities during the second quarter of 2008 of $40.1 million were composed of $20.7 million of senior debt, $18.9 million of secured subordinated debt, $0.3 million of preferred equity and $0.2 million of common equity.

Net investment losses before income tax provision were $82.3 million, which are shown more fully below. The following table summarizes our pre-tax net investment losses:

		Three months ended June 30, 2008
(dollars in thousands)	Industry	Type	Realized Gain	Unrealized (Loss)/ Gain	Reversal of Unrealized (Gain)/ Loss	Net (Loss)/ Gain
Portfolio Company
Cleartel Communications, Inc.	Communications	Control	$—	$(32,245)	$—	$(32,245)
Jet Plastica Investors, LLC	Plastic Products	Control	—	(32,202)	—	(32,202)
GMC Television Broadcasting, LLC	Broadcasting	Control	—	(5,640)	—	(5,640)
CWP/RMK Acquisition Corp.	Home Furnishings	Non-affiliate	—	(4,539)	—	(4,539)
Broadview Networks Holdings, Inc.	Communications	Control	—	(4,053)	—	(4,053)
Coastal Sunbelt, LLC	Food Services	Control	—	(3,478)	—	(3,478)
Working Mother Media, Inc.	Publishing	Control	—	(3,200)	—	(3,200)
National Product Services, Inc.	Business Services	Control	—	(3,141)	—	(3,141)
Philadelphia Newspapers, LLC	Newspaper	Non-affiliate	—	(2,595)	—	(2,595)
Orbitel Holdings, LLC	Cable	Control	—	(2,573)	—	(2,573)
RadioPharmacy Investors, LLC	Healthcare	Control	—	(2,097)	—	(2,097)
Sunshine Media Delaware, LLC	Publishing	Affiliate	—	(1,196)	—	(1,196)
Avenue Broadband LLC	Cable	Control	—	3,799	—	3,799
LMS Intellibound Investors, LLC	Logistics	Control	—	3,632	—	3,632
Stratford School Holdings, Inc.	Education	Affiliate	—	2,272	—	2,272
Jenzabar, Inc.	Technology	Non-affiliate	—	2,150	—	2,150
Wiesner Publishing Company, LLC	Publishing	Non-affiliate	—	2,036	—	2,036
JUPR Holdings, Inc.	Information Services	Control	—	1,901	—	1,901
MCI Holdings LLC	Healthcare	Non-affiliate	—	1,223	—	1,223
Other			135	(2,394)	(83)	(2,342)

Total			$135	$(82,340)	$(83)	$(82,288)

As shown in the above table, we recorded a $32.2 million unrealized loss on Cleartel Communications, Inc., or Cleartel, which writes down the fair value of our investment in Cleartel to zero. Cleartel has continued to miss our expectations and accordingly, we do not believe we will receive any recovery on our investment. We have also taken a $32.2 million unrealized loss on Jet Plastica Investors, LLC, a bulk cutlery manufacturer which is a control investment of MCG. This loss is a result of underperformance related primarily to substantial increases in Jet Plastica’s raw materials cost, which was caused by significant increases in oil prices. We believe we may recover part, or all of this loss, if Jet Plastica is able to recover cost increases and improve its financial performance.

On July 31, 2008, we sold our equity investment in JUPR Holdings, Inc., or JUPR, to Forrester Research, Inc., for $23.0 million of cash plus approximately $700,000 of cash on the balance sheet, of which, we received $18.4 million for our equity investment, $1.0 million for the repayment of our debt investment, and the remainder was used for closing costs, option payouts, and a working capital adjustment reserve. In connection with this sale, in July 2008, we realized $6.0 million of previously unrealized gains on our equity investment in JUPR. Earlier in July 2008, JUPR made a $1.0 million payment to us on its outstanding debt. As of June 30, 2008, the fair value of our holdings in JUPR included $2.0 million of senior debt, $13.4 million of preferred stock and $5.0 million of common stock.

On July 28, 2008, in connection with a $15.0 million debt and equity investment by NCR Corporation, or NCR, into TNR Holdings Corp., or TNR Holdings, we converted our securities into preferred equity of TNR Holdings, and invested $2.0 million in debt.

MCG Capital Corporation

August 6, 2008

MCG Capital Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents	$17,014	$23,297
Cash, securitization accounts	29,098	37,003
Cash, restricted	2,379	4,010
Investments at fair value
Non-affiliate investments (cost of $640,639 and $675,077, respectively)	660,300	706,819
Affiliate investments (cost of $72,317 and $70,516, respectively)	80,024	77,601
Control investments (cost of $839,079 and $818,808, respectively)	690,760	760,670

Total investments (cost $1,552,035 and $1,564,401, respectively)	1,431,084	1,545,090
Interest receivable	8,105	11,272
Other assets	18,915	16,909

Total assets	$1,506,595	$1,637,581

Liabilities
Borrowings (maturing within one year of $44,663 and $166,922, respectively)	$692,975	$751,035
Interest payable	4,450	6,599
Dividends payable	20,417	28,858
Other liabilities	9,223	16,400

Total liabilities	727,065	802,892

Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on June 30, 2008 and December 31, 2007, 75,618 issued and outstanding on June 30, 2008 and 65,587 issued and outstanding on December 31, 2007	756	656
Paid-in capital	994,018	933,274
Undistributed (distributions in excess of) earnings:
Paid-in capital	(84,070)	(84,070)
Other	(9,843)	4,704
Net unrealized depreciation on investments	(120,951)	(19,311)
Stockholder loans	(380)	(564)

Total stockholders’ equity	779,530	834,689

Total liabilities and stockholders’ equity	$1,506,595	$1,637,581

Net asset value per common share at period end	$10.31	$12.73

Note: Certain prior period information has been reclassified to conform to current year presentation

MCG Capital Corporation

August 6, 2008

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$17,580	$19,265	$37,454	$38,305
Affiliate investments (5% to 25% owned)	1,676	4,335	3,549	7,546
Control investments (more than 25% owned)	10,884	23,784	31,536	38,207

Total interest and dividend income	30,140	47,384	72,539	84,058

Advisory fees and other income
Non-affiliate investments (less than 5% owned)	580	657	933	2,314
Affiliate investments (5% to 25% owned)	—	50	—	50
Control investments (more than 25% owned)	380	2,097	624	3,908

Total advisory fees and other income	960	2,804	1,557	6,272

Total revenue	31,100	50,188	74,096	90,330

Operating expenses
Interest expense	8,415	10,502	18,715	19,647
Employee compensation
Salaries and benefits	3,386	6,364	9,592	11,866
Amortization of employee restricted stock awards	1,862	2,024	3,604	5,006

Total employee compensation	5,248	8,388	13,196	16,872
General and administrative expense	4,487	2,804	7,969	5,271

Total operating expenses	18,150	21,694	39,880	41,790

Net operating income before net investment (losses) gains and income tax provision (benefit)	12,950	28,494	34,216	48,540

Net realized gains on investments
Non-affiliate investments (less than 5% owned)	125	5,941	125	5,941
Affiliate investments (5% to 25% owned)	(62)	—	(62)	—
Control investments (more than 25% owned)	72	4,364	272	6,891

Total net realized gains on investments	135	10,305	335	12,832

Net unrealized (depreciation) appreciation on investments
Non-affiliate investments (less than 5% owned)	(2,514)	(2,143)	(12,081)	(3,638)
Affiliate investments (5% to 25% owned)	150	2,454	622	2,251
Control investments (more than 25% owned)	(80,059)	(1,998)	(89,762)	7,948

Total net unrealized (depreciation) appreciation on investments	(82,423)	(1,687)	(101,221)	6,561

Net investment (losses) gains before income tax provision (benefit)	(82,288)	8,618	(100,886)	19,393
Income tax provision (benefit)	162	(934)	332	(567)

Net (loss) income	$(69,500)	$38,046	$(67,002)	$68,500

(Loss) earnings per basic and diluted common share(d)	$(0.96)	$0.60	$(0.96)	$1.10
Cash distributions declared per common share	$0.27	$0.44	$0.71	$0.88
Weighted average common shares outstanding
Basic(d)	72,310	63,461	70,126	62,281
Diluted(d)	72,310	63,527	70,126	62,327

(d)

In accordance with SFAS 128, for the purposes of computing the basic and diluted number of shares, we adjusted the number of common shares outstanding prior to April 29, 2008, by a factor of 1.052 to reflect the impact of a bonus element associated with our rights offering to acquire shares of common stock issued to shareholders on April 29, 2008 (the date that the common stock was issued in conjunction with the stockholders’ rights offering).

Note: Certain prior period information has been reclassified to conform to current year presentation

MCG Capital Corporation

August 6, 2008

SELECTED FINANCIAL DATA

(dollars in thousands)

(unaudited)

	2007 Q2	2007 Q3	2007 Q4	2008 Q1	2008 Q2
Income statement:
Interest and dividend income	$47,384	$45,129	$46,842	$42,399	$30,140
Advisory fees and other income	2,804	1,953	2,865	597	960

Total revenue	50,188	47,082	49,707	42,996	31,100
Interest expense	10,502	11,888	11,584	10,300	8,415
Salaries & benefits	6,364	6,186	3,748	6,206	3,386
G & A	2,804	2,640	3,347	3,482	4,487

Distributable net operating income (DNOI)	30,518	26,368	31,028	23,008	14,812
Amortization of employee restricted stock awards	2,024	2,120	1,898	1,742	1,862

Net operating income before investment gains and losses and income tax provision (benefit)	28,494	24,248	29,130	21,266	12,950
Net investment gains and losses before income tax provision (benefit)	8,618	2,205	(34,485)	(18,598)	(82,288)
Income tax provision (benefit)	(934)	3,434	(472)	170	162

Net income (loss)	$38,046	$23,019	$(4,883)	$2,498	$(69,500)

Reconciliation of DNOI to net operating income:
Net operating income before investment gains and losses and income tax provision (benefit)	$28,494	$24,248	$29,130	$21,266	$12,950
Amortization of employee restricted stock awards	2,024	2,120	1,898	1,742	1,862

DNOI	$30,518	$26,368	$31,028	$23,008	$14,812

DNOI per share-weighted average common shares outstanding (e) (f)	$0.48	$0.40	$0.46	$0.34	$0.20

Per common share statistics:
Weighted-average common shares outstanding (f)	63,461	65,537	67,825	67,941	72,310
Net operating income before investment gains and losses and income tax provision (benefit) per common share—basic and diluted (f)	$0.45	$0.37	$0.43	$0.31	$0.18
(Loss) earnings per common share—basic and diluted (f)	0.60	0.35	(0.07)	0.04	(0.96)
Net asset value per common share—period end	13.23	13.22	12.73	12.36	10.31
Dividends declared per common share	0.44	0.44	0.44	0.44	0.27

(e)	DNOI is net operating income before investment gains and losses and income tax provision (benefit), as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards. We view DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of our operating performance exclusive of employee restricted stock amortization, which represents an expense of the company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and dividend income which are generally not payable in cash on a regular basis but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income, earnings per share and cash flows from operating activities in our consolidated financial statements, to help analyze how our business is performing.
(f)	In accordance with SFAS 128, for the purposes of computing the basic and diluted number of shares, we adjusted the number of common shares outstanding prior to April 29, 2008 by a factor of 1.052% to reflect the impact of a bonus element associated with our rights offering to acquire shares of common stock issued to shareholders on April 29, 2008 (the date that that the common stock was issued in conjunction with the stockholders’ rights offering).

MCG Capital Corporation

August 6, 2008

SELECTED FINANCIAL DATA

(dollars in thousands)

(unaudited)

	2007 Q2	2007 Q3	2007 Q4	2008 Q1	2008 Q2
Average quarterly loan portfolio - fair value	$999,932	$1,057,112	$1,081,260	$1,016,845	$999,942
Average quarterly total investment portfolio - fair value	1,403,808	1,484,604	1,563,318	1,530,940	1,514,918
Average quarterly total assets	1,453,969	1,567,353	1,619,945	1,590,101	1,593,656
Average quarterly stockholders' equity	782,558	816,242	850,370	823,485	836,044
Return on average total assets (trailing 12 months)
Net operating income before investment gains and losses and income tax provision (benefit)	7.02%	6.86%	6.82%	6.62%	5.50%
Net income	9.11%	8.59%	5.80%	3.77%	(3.07)%
Return on average equity (trailing 12 months)
Net operating income before investment gains and losses and income tax provision (benefit)	12.64%	12.57%	12.74%	12.60%	10.53%
Net income	16.41%	15.73%	10.83%	7.17%	(5.88)%
Yield on average loan portfolio at fair value
Average LIBOR	5.36%	5.45%	5.01%	3.27%	2.75%
Spread to average LIBOR on average yielding loan portfolio at fair value (g)	8.35%	8.21%	8.31%	9.73%	9.46%

	13.71%	13.66%	13.32%	13.00%	12.21%
Impact of fee accelerations of unearned fees on paid/restructured loans	0.02%	0.20%	0.13%	0.03%	0.09%
Impact of previously unaccrued income	1.48%	0.00%	0.00%	0.00%	0.00%
Impact of non-accrual loans	(1.67)%	(1.65)%	(1.33)%	(0.90)%	(1.37)%

Total yield on average loan portfolio at fair value	13.54%	12.21%	12.12%	12.13%	10.93%

Cost of funds
Average LIBOR	5.36%	5.45%	5.01%	3.27%	2.75%
Spread to average LIBOR excluding amortization of deferred debt issuance costs (g)	1.04%	0.96%	1.08%	2.07%	1.54%
Impact of amortization of deferred debt issuance costs	0.20%	0.16%	0.22%	0.27%	0.30%

Total cost of funds	6.60%	6.57%	6.31%	5.61%	4.59%

Net interest margin	10.39%	8.76%	8.83%	8.29%	5.67%

Selected period end balance sheet statistics:
Total investment portfolio at fair value	$1,463,208	$1,514,957	$1,545,090	$1,512,416	$1,431,084
Total assets	1,573,123	1,579,386	1,637,581	1,574,686	1,506,595
Borrowings	701,065	659,780	751,035	720,336	692,975
Total equity	826,991	866,309	834,689	810,203	779,530
Cash, securitization accounts	34,260	20,325	37,003	20,494	29,098
Period end debt to period end equity	84.77%	76.16%	89.98%	88.91%	88.90%
Period end debt, net of cash, securitization accounts to period end equity	80.63%	73.81%	85.54%	86.38%	85.16%

Other statistics (at period end):
Number of portfolio companies	87	86	81	79	77
Number of employees	90	94	95	98	99
Loans on non-accrual as a percentage of total debt investments (fair value) (h)	10.67%	10.08%	6.52%	7.06%	6.21%
Loans past due greater than 90 days as a percentage of total debt investments (fair value)	0.22%	0.77%	0.00%	1.18%	1.10%

(g)	The impact due to the timing of the LIBOR resets is included in the spread to average LIBOR. The impact to the yield on average loan portfolio at fair value due to the timing of LIBOR resets for Q4 2007, Q1 2008 and Q2 2008 was approximately 0.20%, 0.88% and 0.15%, respectively. The impact to the cost of funds due to the timing of LIBOR resets for Q4 2007, Q1 2008 and Q2 2008 was approximately 0.03%, 0.70% and (0.03%), respectively.
(h)	At June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008 the impact of Cleartel on loans on non-accrual as a percentage of total debt investment at fair value is 7.70%, 5.37%, 2.44%, 2.94% and 0.0%, respectively. The decrease in the impact of Cleartel on the non-accrual percentage from Q2 2007 through Q4 2007 and from Q1 2008 to Q2 2008 is a result of the unrealized depreciation recorded during 2007 and in Q2 2008.

MCG Capital Corporation

August 6, 2008

SELECTED FINANCIAL DATA

(dollars in thousands)

(unaudited)

	2007 Q2	2007 Q3	2007 Q4	2008 Q1	2008 Q2
Investment rating: (i)
IR 1 total investments at fair value (j)	$931,312	$986,207	$1,107,050	$1,043,040	$989,536
IR 2 total investments at fair value	271,131	265,365	207,668	192,358	195,576
IR 3 total investments at fair value	231,055	175,030	180,193	220,894	219,230
IR 4 total investments at fair value	26,723	26,188	20,113	21,703	11,713
IR 5 total investments at fair value	2,987	62,167	30,066	34,421	15,029

IR 1 percentage of total portfolio	63.6%	65.1%	71.6%	69.0%	69.1%
IR 2 percentage of total portfolio	18.5%	17.5%	13.4%	12.7%	13.7%
IR 3 percentage of total portfolio	15.9%	11.6%	11.7%	14.6%	15.3%
IR 4 percentage of total portfolio	1.8%	1.7%	1.3%	1.4%	0.8%
IR 5 percentage of total portfolio	0.2%	4.1%	2.0%	2.3%	1.1%

New investments by security type
Secured senior debt	$101,544	$62,117	$51,432	$9,782	$16,263
Subordinated debt	38,978	48,885	63,491	9,692	21,263
Preferred equity	48,584	25,681	48,249	17,710	2,954
Common/Common equivalents equity	2,194	4,057	2,390	9	19

Total	$191,300	$140,740	$165,562	$37,193	$40,499

Exits and repayments by security type
Secured senior debt	$26,195	$70,599	$63,679	$33,532	$20,705
Subordinated debt	29,306	17,233	20,873	13,696	18,908
Preferred equity	11,460	70	4,902	3,592	281
Common/Common equivalents equity	11,503	2,977	11,263	751	205

Total	$78,464	$90,879	$100,717	$51,571	$40,099

Exits and repayments by transaction type
Scheduled principal amortization	$9,386	$17,897	$17,689	$9,773	$15,524
Senior loan sales	2,603	—	28,506	10,733	—
Principal prepayments	38,026	67,466	35,586	27,332	22,362
Payment of payment-in-kind interest and dividends	8,955	2,547	5,816	2,990	2,049
Sale of equity investments	19,494	2,969	13,120	743	164

Total	$78,464	$90,879	$100,717	$51,571	$40,099

(i)	MCG uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

Investment Rating

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

(j)	At June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, approximately $524,030, $545,135, $620,584, $593,388 and $543,405, respectively, of our investments with an investment rating of “1” were loans to companies in which we also hold equity securities or for which we have already realized a gain on our equity investment.

MCG Capital Corporation

August 6, 2008

SELECTED FINANCIAL DATA

(dollars in thousands)

(unaudited)

	2007 Q2	2007 Q3	2007 Q4	2008 Q1	2008 Q2
Composition of investments at period end, fair value
Secured senior debt	$499,369	$492,355	$479,214	$452,445	$441,500
Subordinated debt
Secured	534,955	516,642	522,742	513,467	478,107
Unsecured	12,034	37,075	32,189	32,722	30,613

Total debt	1,046,358	1,046,072	1,034,145	998,634	950,220

Preferred equity	357,928	401,273	447,229	449,978	411,700
Common/Common equivalents equity	58,922	67,612	63,716	63,804	69,164

Total equity	416,850	468,885	510,945	513,782	480,864

Total	$1,463,208	$1,514,957	$1,545,090	$1,512,416	$1,431,084

Percentage of investments at period end, fair value
Secured senior debt	34.1%	32.5%	31.0%	29.9%	30.9%
Subordinated debt
Secured	36.6%	34.1%	33.9%	34.0%	33.4%
Unsecured	0.8%	2.4%	2.1%	2.1%	2.1%

Total debt	71.5%	69.0%	67.0%	66.0%	66.4%

Preferred equity	24.5%	26.5%	28.9%	29.8%	28.8%
Common/Common equivalents equity	4.0%	4.5%	4.1%	4.2%	4.8%

Total equity	28.5%	31.0%	33.0%	34.0%	33.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to our expectations regarding our results of operations, general and administrative expenses, our ability to strengthen our capital base, the aggregate charges associated with our corporate restructuring and the estimated savings related to such restructuring, the carrying value of investments in our portfolio, the performance of our portfolio companies, our ability to recover unrealized losses, our ability to access alternative debt markets and additional capital, the estimated debt and equity allocation in our portfolio, our ability to monetize assets and the related timing of such monetizations, our asset originations, the timing and sufficiency of our cash for future operations, our ability to increase our asset coverage ratio, the timing, amount and tax attributes of dividend distributions, the approval of additional leverage for our SBIC by the SBA, general economic factors and regulatory matters may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, MCG’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.